Exhibit 99.1

January 31, 2006

Dear RPM Stockholder:

Thank you for putting your trust and confidence in RPM. We are proud of our record earnings and growth and have every intention of continuing to provide excellent returns for our stockholders for years to come.

Now, you have a unique opportunity to help RPM continue with this tradition. The United States Senate is poised to deal with an issue that has already cost RPM companies more than $200 million. That issue is asbestos litigation.

Our asbestos liability relates to a small do-it-yourself patch and repair product line acquired in 1966 which contained small amounts of asbestos as a raw material. We discontinued this product line 28 years ago, as soon as information emerged about the potential dangers of asbestos exposure. As far as we know, not one of our employees who worked in the manufacture of this product has become ill from asbestos-related disease.

Because most of the companies that were found liable for asbestos exposure have already gone bankrupt, some trial attorneys are making false claims against any and all companies that had any kind of asbestos related product – including RPM.

In addition to the $200 million our subsidiaries have paid out to settle claims, this issue has negatively impacted our stock price, and has hampered our ability to grow to our potential. One of the tragedies of the asbestos litigation crisis is that it most directly impacts companies that invest in plants, people and equipment right here in the United States of America – companies like RPM. Those that have moved all of their operations overseas don’t have to deal with this problem.

The other tragedy is that the real victims of asbestos exposure – those that truly deserve compensation – are, at best, getting pennies on the dollar for what they deserve and, at worst, are being strung along in asbestos litigation that Supreme Court Justice David Souter has called an “elephantine mass.”

But we now have the opportunity to change the system. The U.S. Senate is about to consider legislation called the FAIR Act (Fairness in Asbestos Injury Resolution) that creates a $140 billion trust fund comprised entirely of contributions from defendant companies and their insurers – not taxpayers.

And although RPM would have to contribute significantly to this fund, the fund would give us the finality and certainty we need to put this issue behind us. Further, it would create predictability and certainty for victims who would get the compensation they deserve. But we need your help. Passing this legislation is not going to be easy. The trial bar is a very powerful force in Washington, DC and they are working hard to get Senators to oppose the FAIR Act. That is why we need a strong grass-roots effort from stockholders like you to counter the influence of those who are gaming the system.

How can you help? By writing your U.S. Senators and voicing your support for the FAIR Act. Enclosed is a sample letter to help you frame your thoughts, and contact information for U.S. Senators with a fact sheet with more detail on the asbestos litigation crisis. You can also learn more at www.asbestoscrisis.com.

Thank you for your assistance on this issue, and thank you for being a voice for all RPM stockholders.

Sincerely,

Frank C. Sullivan
President and Chief Executive Officer

The following is a sample letter for you to use when writing your U.S. Senators. Please use it as a framework for your own letter. You are encouraged to insert your own words and experiences. Thank you for your support of this important issue. Contact information for your Senators is included in this mailing and additional information is available at www.asbestoscrisis.com.

[INSERT DATE]

[INSERT NAME & ADDRESS]

Dear Senator      :

It is my understanding that the U.S. Senate will soon be considering the FAIR (Fairness in Asbestos Injury Resolution) Act, which will create a system to compensate those who have been injured by asbestos exposure.

I urge you to support this vitally important legislation.

Asbestos litigation has already forced many American companies into bankruptcy, resulting in the elimination of jobs across the country. It now appears that these businesses and many others have spent billions of dollars defending false claims, dollars that otherwise could have been invested into plants, equipment and people in the U.S.! In the meantime, those who are truly sick from asbestos exposure go without compensation.

This country needs asbestos reform now. Please support the FAIR Act. By doing so, you’ll help save U.S. jobs and businesses and help get real victims the compensation they justly deserve.

Thank you for your consideration of this important issue.

Sincerely,

[INSERT YOUR NAME]